Exhibit 99.1

WARBURG PINCUS COMPLETES ACQUISITION

OF RURAL/METRO CORPORATION

SCOTTSDALE, Ariz. (June 30, 2011) — Rural/Metro Corporation (NASDAQ: RURL), a leading national provider of ambulance and private fire protection services, today announced the completion of its acquisition by affiliates of the global private equity firm Warburg Pincus, LLC.  Pursuant to the terms of the previously announced Agreement and Plan of Merger dated March 28, 2011, the Company’s stockholders will receive $17.25 per share in cash, without interest, less any applicable withholding taxes, for each share of Rural/Metro common stock owned.

Michael DiMino, President and Chief Executive Officer, said, “We are delighted to join the Warburg Pincus family of portfolio companies and to recognize the value that our stockholders have realized through this transaction.”

“We extend our thanks to our Board of Directors, our stockholders, and the 8,000 Rural/Metro employees throughout the nation who are committed to our success as the industry leader for ambulance and private fire protection services,” Mr. DiMino added. “We look forward to partnering with Warburg Pincus to implement the strategies that will support our growth for the future.”

Sean Carney, a Warburg Pincus Managing Director, said, “Rural/Metro is an expert operator in a healthcare services industry that has tremendous growth potential.  We believe the enterprise and its experienced leadership team have what it takes to execute on its organic and strategic growth plans, to leverage the strength of its national platform for the benefit of the communities it serves, and to deliver world-class care and protection to its patients and customers.”

Rural/Metro stockholders of record who hold stock certificates (“registered stockholders”) will soon receive a letter of transmittal from the Company’s payment agent, Computershare, with instructions describing how to receive their proceeds.  Registered stockholders within the U.S. and Canada may contact Computershare toll-free at 800-546-5141 for more information.  Registered stockholders outside of the U.S. and Canada may contact Computershare at 781-575-2765 for more information.

Stockholders who hold their shares beneficially through banks, brokerage firms or other nominees (“beneficial stockholders”) will receive information from their bank, brokerage firm, or other holder of record describing how to receive their proceeds.  Beneficial stockholders should contact their banks, brokers or other holders of record directly for more information.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 20 states and approximately 450 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

About Warburg Pincus

Warburg Pincus is a leading global private equity firm. The firm has more than $30 billion in assets under management. Its active portfolio of more than 125 companies is highly diversified by stage, sector, and geography. Warburg Pincus is a growth investor and an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 13 private equity funds which have invested more than $35 billion in over 650 companies in more than 30 countries.

Since inception, the firm has invested approximately $7.5 billion in healthcare companies, including investments in American Medical Systems (NASDAQ: AMMD), Bausch & Lomb, Coventry Health Care (NYSE: CVH), Euromedic International (acquired by Merrill Lynch Global Private Equity and Ares Life Sciences in 2008), Harbin Pharmaceuticals (SHA: 600664), InterMune (NASDAQ: ITMN), Lepu Medical Technology (SHE: 300003), RegionalCare Hospital Partners, ReSearch Pharmaceutical Services and Tornier (NASDAQ: TRNX).

The firm is headquartered in New York with offices in Amsterdam, Beijing, Frankfurt, Hong Kong, London, Luxembourg, Mauritius, Mumbai, San Francisco, Sao Paulo and Shanghai. For more information, please visit www.warburgpincus.com

Contacts

For Rural/Metro Corporation
Liz Merritt, 480-606-3337
liz_merritt@rmetro.com

For Warburg Pincus
Ed Trissel, (212) 878-9288
ed.trissel@warburgpincus.com

Rory Mackin, (212) 878-9322
rory.mackin@warburgpincus.com

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(RURL/F)